Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR
FIRST QUARTER 2021 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Thursday, May 6, 2021) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced operational and financial results for the three months ended March 31, 2021 and declared a quarterly cash dividend of $0.24 per common share.

•Reported net earnings of $2.8 million, or $0.66 per diluted common share, on revenues of $325.5 million for the first quarter of 2021, compared to a net loss of $11.4 million, or a loss of $2.69 per diluted common share, on revenues of $353.5 million for the first quarter of 2020. Negatively impacting the Company’s financial performance for the first quarter of 2021 was the severe winter storm in Texas during February that resulted in approximately a week’s worth of downtime for Adams’ collective operations.

•Generated net cash provided by operating activities of $23.0 million for the first quarter of 2021, compared to net cash used in operating activities of $23.8 million for the first quarter of 2020. The increase was primarily driven by changes in working capital due to an increase in the market price of crude oil.

•Reported an adjusted net loss of $2.6 million, or a loss of $0.61 per diluted common share, for the first quarter of 2021, compared to adjusted net earnings of $7.7 million, or $1.81 per diluted common share, for the first quarter of 2020.

•Adjusted cash flow for the first quarter of 2021 was $2.0 million versus $8.9 million for the first quarter of 2020.

Adjusted net (losses) earnings, adjusted (losses) earnings per diluted common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Additional Highlights for Q1 2021

•Maintained strong financial flexibility at March 31, 2021, including $59.0 million in cash and cash equivalents. This represented a 50% increase in cash and cash equivalents from $39.3 million at December 31, 2020.

•Adam’s crude oil marketing subsidiary, GulfMark Energy, Inc. (“GulfMark”), marketed approximately 82,889 barrels per day (“bpd”) of crude oil during the first quarter of 2021, compared to 109,253 bpd during the first quarter of 2020 and 86,577 bpd during the fourth quarter of 2020. GulfMark held 469,226 barrels of crude oil inventory at March 31, 2021, compared to 421,759 barrels at December 31, 2020.

•The collective fleet of Service Transport Company (“Service Transport”), Adams’ liquid chemicals, pressurized gases, asphalt and dry bulk transportation subsidiary, traveled approximately 6.93 million miles during the first quarter of 2021, compared to 5.24 million miles during the first quarter of 2020 and 7.48 million miles during the fourth quarter of 2020. Significantly contributing to the year-over-year increase in miles traveled for the first quarter was the mid-2020 recent purchase of assets from CTL Transportation, which grew the Company’s collective fleet of tractors and trailers by more than 50% and expanded its footprint of operations into important markets in Florida, Georgia, Illinois, Missouri and Ohio.

Kevin J. Roycraft, Adams’ Chief Executive Officer, commented, “While unexpected downtime from the severe winter storm in February had a negative impact, we were pleased with our overall financial performance for the first quarter of 2021. During the period, all of our business segments benefited from an improving economic backdrop, and we look forward to further recovery for the remainder of 2021 and into next year. Supporting this view is the continued rollout of COVID-19 vaccines that will allow the global population to return to the more normal activities they were accustomed to prior to the pandemic.”

Capital Investments and Dividends

During the first quarter of 2021, the Company spent capital of $0.2 million for computer and other field equipment. In addition, Adams paid dividends of $1.0 million, or $0.24 per common share.

Adams’ Board of Directors has declared a quarterly cash dividend for the first quarter of 2021 of $0.24 per common share, payable on June 18, 2021, to shareholders of record as of June 4, 2021. Adams’ has consistently paid a dividend since 1994.

New Credit Facility

On May 4, 2021, the Company entered into a $40 million credit facility with Wells Fargo Bank, NA. The credit facility is for three years and provides enhanced financial flexibility for Adams’ as it potentially executes on additional opportunities to prudently expand its business. As part of the $40 million borrowing base, the credit facility allows the Company to issue Letters of Credits totaling up to $20 million, a portion of which is expected to be immediately utilized to release approximately $5 million of currently restricted cash into the Company’s operating account for use in the business as necessary.

Outlook

Mr. Roycraft concluded, “As we look to the remainder of 2021, we believe our collective business is well positioned for continued success. Supporting our view are the two strategic M&A transactions we executed in 2020 that significantly enhanced and expanded our service offerings and footprint of operations.

“While our recent expansion initiatives are key milestones, as important to our long-term success is our strong balance sheet. Having financial flexibility is critical, especially in today’s environment, and the new credit facility we entered into earlier this week provides us increased liquidity as we look to further grow the business for the benefit of all of our shareholders. As important, it affords our best-in-class employee team an enhanced ability to remain solely focused on providing our customers unparalleled service quality and reliability.”

Use of Non-GAAP Financial Measures

This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities, earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do. The non-GAAP financial measures are defined and reconciled in the financial tables below.

About Adams Resources & Energy, Inc.

Adams Resources & Energy, Inc. is engaged in crude oil marketing, transportation, terminalling and storage and tank truck transportation of liquid chemicals and dry bulk through its subsidiaries, GulfMark Energy, Inc., Service Transport Company, Victoria Express Pipeline, LLC and GulfMark Terminals, LLC. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, and any other risk factors included in Adams’ reports filed with the Securities and Exchange Commission. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Marketing	$304,023	$337,221
Transportation	21,235	16,256
Pipeline and storage	233	—
Total revenues	325,491	353,477

Costs and expenses:
Marketing	295,207	352,865
Transportation	17,460	13,185
Pipeline and storage	544	—
General and administrative	3,376	2,894
Depreciation and amortization	5,053	4,473
Total costs and expenses	321,640	373,417

Operating earnings (losses)	3,851	(19,940)

Other income (expense):
Interest and other income	134	365
Interest expense	(220)	(150)
Total other income (expense), net	(86)	215

Earnings (losses) before income taxes	3,765	(19,725)
Income tax (provision) benefit	(957)	8,298

Net earnings (losses)	$2,808	$(11,427)

Earnings (losses) per share:
Basic net earnings (losses) per common share	$0.66	$(2.70)
Diluted net earnings (losses) per common share	$0.66	$(2.69)

Dividends per common share	$0.24	$0.24

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$58,985	$39,293
Restricted cash	12,377	12,772
Accounts receivable, net of allowance for doubtful accounts	111,068	99,799
Accounts receivable – related party	13	—
Inventory	29,223	19,336
Derivative assets	576	61
Income tax receivable	11,638	13,288
Prepayments and other current assets	3,621	2,964
Total current assets	227,501	187,513

Property and equipment, net	90,643	94,134
Operating lease right-of-use assets, net	7,774	8,051
Intangible assets, net	3,902	4,106
Other assets	2,482	2,383
Total assets	$332,302	$296,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,155	$85,991
Derivative liabilities	546	52
Current portion of finance lease obligations	4,494	4,112
Current portion of operating lease liabilities	2,172	2,050
Other current liabilities	19,888	22,343
Total current liabilities	149,255	114,548
Other long-term liabilities:
Asset retirement obligations	2,325	2,308
Finance lease obligations	12,202	11,507
Operating lease liabilities	5,603	6,000
Deferred taxes and other liabilities	11,900	12,732
Total liabilities	181,285	147,095

Commitments and contingencies

Shareholders’ equity	151,017	149,092
Total liabilities and shareholders’ equity	$332,302	$296,187

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2021	2020
Operating activities:
Net earnings (losses)	$2,808	$(11,427)
Adjustments to reconcile net earnings (losses) to net cash
provided by (used in) operating activities:
Depreciation and amortization	5,053	4,473
Gains on sales of property	(83)	(140)
Provision for doubtful accounts	(1)	(24)
Stock-based compensation expense	185	134
Deferred income taxes	(829)	(2,689)
Net change in fair value contracts	(21)	(19)
Changes in assets and liabilities:
Accounts receivable	(11,268)	41,617
Accounts receivable/payable, affiliates	(13)	1
Inventories	(9,887)	16,386
Income tax receivable	1,650	(5,530)
Prepayments and other current assets	(657)	253
Accounts payable	36,127	(68,384)
Accrued liabilities	51	1,506
Other	(114)	(3)
Net cash provided by (used in) operating activities	23,001	(23,846)

Investing activities:
Property and equipment additions	(170)	(2,212)
Proceeds from property sales	1,005	502
Insurance and state collateral refunds	—	1,128
Net cash provided by (used in) investing activities	835	(582)

Financing activities:
Principal repayments of finance lease obligations	(1,014)	(532)
Payment for financed portion of VEX acquisition	(2,500)	—
Payment of contingent consideration liability	—	(54)
Dividends paid on common stock	(1,025)	(1,016)
Net cash used in financing activities	(4,539)	(1,602)

Increase (Decrease) in cash and cash equivalents, including restricted cash	19,297	(26,030)
Cash and cash equivalents, including restricted cash, at beginning of period	52,065	122,255
Cash and cash equivalents, including restricted cash, at end of period	$71,362	$96,225

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Reconciliation of Adjusted Cash Flow to Net Earnings (Losses):
Net earnings (losses)	$2,808	$(11,427)
Add (subtract):
Income tax (benefit) provision	957	(8,298)
Depreciation and amortization	5,053	4,473
Gains on sales of property	(83)	(140)
Stock-based compensation expense	185	134
Inventory liquidation gains	(6,943)	—
Inventory valuation losses	—	24,215
Net change in fair value contracts	(21)	(19)
Adjusted cash flow	$1,956	$8,938

	Three Months Ended
	March 31,
	2021	2020
Adjusted net (losses) earnings and (losses) earnings per
common share (Non-GAAP):
Net earnings (losses)	$2,808	$(11,427)
Add (subtract):
Gains on sales of property	(83)	(140)
Stock-based compensation expense	185	134
Net change in fair value contracts	(21)	(19)
Inventory liquidation gains	(6,943)	—
Inventory valuation losses	—	24,215
Tax effect of adjustments to earnings (losses)	1,440	(5,080)
Adjusted net (losses) earnings	$(2,614)	$7,683

Adjusted (losses) earnings per common share	$(0.61)	$1.81

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands)

	Three Months Ended
	March 31,
	2021	2020
Reconciliation of Adjusted Cash Flow to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$23,001	$(23,846)
Add (subtract):
Income tax provision (benefit)	957	(8,298)
Deferred income taxes	829	2,689
Provision for doubtful accounts	1	24
Inventory liquidation gains	(6,943)	—
Inventory valuation losses	—	24,215
Changes in assets and liabilities	(15,889)	14,154
Adjusted cash flow	$1,956	$8,938

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